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                                  EXHIBIT 10.32

                                    AMENDMENT

This document, dated January 16, 1998, amends the Employment Agreement, dated October 5, 1995 between Xenometrix, Inc. and Ronald L. Hendrick. Section 6(d) of the Employment Agreement is hereby cancelled and replaced with the following Section 6(d):

      (d) If the Employee's employment shall be terminated by the Corporation pursuant to Section 5(d) or (f) hereof, then the corporation shall continue to pay the Employee his regular salary through the date which is six months after the Date of Termination; if the Employee's employment shall be terminated by the Corporation pursuant to Section 5(e) hereof or as a result of a change of control of the corporation or of its Board of Directors, then the corporation shall continue to pay the Employee his regular salary through the date which is twelve months after the Date of Termination; provided, however, that in any case, the Corporation's obligation to pay such salary shall terminate at such time as the Employee commences any alternative full-time employment. Notwithstanding the foregoing, the Corporation will be obligated to reimburse the Employee for reimbursable expenses (to the extent provided in Section 3(c) hereof) accrued through the Date of Termination. The Employee shall also be entitled to receive a payment for (i) any accrued but unused vacation days and (ii) a pro rata portion of any cash bonus due pursuant to Section 3(b) hereof. If the Employee's employment shall be terminated by the Corporation pursuant to Section 5(d), (e) or (f) hereof, and if the Employee shall be ineligible to participate in any of the Corporation's fringe benefit plans or arrangements as a result of his ceasing to be an employee of the Corporation, then the Corporation shall arrange to provide the Employee with substantially equivalent benefits as if he remained employed by the Corporation until the earlier of (i) six months, if terminated under Section 5(d) or (f), or twelve months, if terminated under Section 5(e) at no additional expense to the Employee.

XENOMETRIX, INC.                        RONALD L. HENDRICK


By:
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Its:
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